Exhibit 99.1

UPC Holding B.V.

UPC Holding B.V. Provides Selected Financial

Information for the Period Ended September 30, 2009

Amsterdam, the Netherlands — November 5, 2009: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three and nine months ended September 30, 2009. UPC Holding is an indirect wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s unaudited condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of November 2009.

Highlights for the third quarter (“Q”) ended September 30, 2009 as compared to the results for the same period last year (unless noted) include:(1)

•                  Organic RGU(2) additions of 59,000 during the quarter, an increase of 84% over Q2 2009

•                  Reported revenue of €862 million and operating cash flow (“OCF”)(3) of €421 million

•                  Rebased(4) growth of 1% on revenue and 4% on OCF

•                  OCF margin(5) of 48.8%, representing a 140 basis point improvement

•                  Operating income of €149 million, a 7% increase

Financial Results

On a reported basis, we generated revenue of €862 million and €2.57 billion for the three and nine months ended September 30, 2009, respectively, reflecting a 1% decrease for both periods as compared to the respective 2008 periods. For both the three and nine month 2009 periods, our revenue was adversely impacted by the effects of foreign currency (“FX”) movements, depressing our reported growth rates by approximately three percentage points. Adjusting for both the effects of FX and acquisitions, we delivered 1% and 2% rebased revenue growth for the three and nine months ended September 30, 2009, as compared to the respective prior year periods.

With respect to quarterly rebased revenue growth, our UPC Broadband Division (“UPC”) achieved rebased growth in the third quarter that exceeded the comparable growth rate in the second quarter. Our results continue to be impacted by our Austrian and Hungarian operations. However, our Romanian operation reported positive revenue growth for the first time in two years. Similar to recent quarters, we are generating revenue growth from our advanced services,(6) which is being partially offset by the effects associated with continued ARPU(7) compression, analog churn, and declines in our business-to-business and interconnect revenues. We continue to upsell high-ARPU advanced services to our customer base, enabling us to generate year-over-year ARPU per customer increases of 4% for UPC and 3% for VTR in local currency terms.

For the three and nine months ended September 30, 2009, our OCF increased to €421 million and €1.22 billion, respectively, each reflecting 2% growth over the respective prior year periods. For the same comparative periods, we realized rebased OCF growth of 4% and 5% for the three and nine months ended September 30, 2009, respectively. In the third quarter, our rebased results were supported by continued double-digit growth from our Polish operation and the strongest rebased growth quarters of the year from our Chilean and Romanian operations. Based upon our year-to-date performance and outlook for Q4, we would expect that our rebased OCF growth in the fourth quarter would be lower than the previous three quarters, reflecting in part more difficult year-over-year Q4 comparisons in some markets.

Our consolidated OCF margins were 48.8% and 47.4% for the three and nine months ended September 30, 2009, respectively, reflecting 140 basis point improvements over the corresponding prior year periods. Our operating expenses and selling, general and administrative costs have contributed to our margin improvement, as they are lower as a percentage of revenue in both 2009 periods versus the three and nine months ended September 30, 2008. With respect to our third quarter results, UPC and VTR attained their highest OCF margins of 2009 at 50.1% and 41.5%, respectively, representing 150 and 140 basis point increases, respectively, over the comparable OCF margins in Q3 2008. Our improvement at UPC was driven largely by our Western European markets, particularly Switzerland and the Netherlands.

Subscriber Statistics

Our base of 15.8 million RGUs consists of 9.4 million video, 3.8 million broadband internet and 2.6 million telephony subscribers at September 30, 2009. We have increased our RGUs by 313,000 or 2% since September 30, 2008, driven primarily by organic growth. Over this same timeframe, we have added more than 330,000 multi-play customers, growing our bundled customer base by 10% as compared to the third quarter ended September 30, 2008. As a result, 37% of our 10.2 million customers now subscribe to two or more products.

In the third quarter, we added 59,000 organic RGUs, consisting of 35,000 Chilean and 24,000 European organic additions. Our total organic additions reflect an increase of 84% above our second quarter 2009 organic additions, entirely as a result of our European performance. Our European markets, which are typically adversely impacted by the summer holiday season, had a strong third quarter, improving from an organic loss in Q2 2009 of 11,000 RGUs to an organic gain of 24,000 RGUs in Q3 2009.

Our third quarter organic additions included broadband internet and telephony additions of 75,000 and 53,000 RGUs, respectively, and video losses of 69,000 RGUs. Organic broadband internet additions were 17% higher than Q2 2009, and in-line with the 75,000 organic additions gained in Q3 2008. In the third quarter, the Netherlands and Ireland added 15,000 and 13,000 broadband internet subscribers, respectively, representing improvements both sequentially and year-over-year. Furthermore, the Netherlands reported its best broadband internet quarter since 2007, reflecting early success with its “Fiber Power” products. We currently have next-generation broadband internet services in seven of nine UPC markets, four of which launched in September (Switzerland, Czech Republic, Slovakia, and Poland). Over 60% of UPC’s two-way footprint is now capable of supporting speeds of 100+ Mbps and we estimate that we are marketing to approximately 80% of this footprint.

Our third quarter organic video loss compares favorably to Q1 2009 and Q2 2009, as it was better by 13,000 and 29,000 subscribers, respectively. This result was aided by VTR’s highest organic gain in 2009 and improved quarterly churn in the Netherlands, as evidenced by their lowest video loss of the year. At September 30, 2009, our 9.4 million video subscribers consisted of 5.9 million analog (including MMDS), 3.0 million digital cable, and 483,000 DTH RGUs. In the last twelve months, digital cable subscribers have grown by 47% or 970,000, resulting in consolidated digital cable penetration(8) of 34%.

For the three and nine months ended September 30, 2009, we added 180,000 and 679,000 digital cable RGUs, respectively, on an organic basis. The latter represented an increase of 16% over the nine months ended September 30, 2008. As compared to the corresponding prior year period, our digital cable growth improvement on a year-to-date basis was led by our Central and Eastern European (“CEE”) operations, which grew by 37%, and VTR, which grew by 34%. Within our digital subscriber base, the digital video recorder (“DVR”) continues to appeal to our customers. At UPC, we have added over 400,000 DVR cable

RGUs in the last twelve months, an increase of approximately 88% since September 30, 2008. We believe our digital video growth opportunity remains substantial, particularly at UPC, given its digital penetration of 31% and analog video base of 5.5 million subscribers.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details UPC Holding’s consolidated third-party debt and cash and cash equivalents as of the indicated periods:

	September 30,	June 30,
	2009	2009
	in millions

UPC Broadband Holding Bank Facility	€6,182.9	€6,209.0
UPC Holding 7.75% Senior Notes due 2014	384.6	384.6
UPC Holding 8.63% Senior Notes due 2014	230.9	230.9
UPC Holding 8.00% Senior Notes due 2016	300.0	300.0
UPC Holding 9.75% Senior Notes due 2018	373.5	373.2
UPC Holding 9.875% Senior Notes due 2018	253.0	263.4
VTR Bank Facility(9)	314.7	331.3
Other debt, including capital lease obligations	30.0	29.5
Total third-party debt	€8,069.6	€8,121.9

Cash and cash equivalents	€79.4	€124.7
Restricted cash(10)	316.7	333.4
Total cash and cash equivalents including restricted cash	€396.1	€458.1

At September 30, 2009, we reported €8.1 billion of third-party debt and €396 million of cash and cash equivalents, including restricted cash of €317 million. As compared to June 30, 2009, our third-party debt decreased by €52 million, due largely to the translation impact associated with our U.S. dollar-denominated debt, as a result of the euro strengthening relative to the U.S. dollar during the third quarter. This was partially offset by incremental borrowings under the bank facility during the quarter. As of September 30, 2009, we had minimal near-term amortizations, with over 99% of our consolidated debt maturing in 2013 and beyond.

Subsequent to the second quarter, we completed several transactions involving our bank facility. In September, we rolled €70 million of our redrawable Facility L commitments due 2012 into €35 million of Facility Q due 2014 and €35 million of Facility T due 2016. During September and October, we also increased the committed amounts under Facility T by €222 million ($325 million) through the addition of a $25 million (€17 million) tranche issued at par and a $300 million (€205 million) tranche issued at a discount. We received net proceeds after discounts of €157 million ($229 million) as of September 30, 2009 and will receive the remaining €57 million ($84 million) in the fourth quarter. After completion of the foregoing transactions, total third-party commitments under Facility T were $876 million (€598 million).

Borrowing Capacity & Covenant Calculations

As of September 30, 2009, UPC Holding had maximum undrawn commitments under Facilities I, L, Q and T of the UPC Broadband Holding Bank Facility of €456 million, of which we estimate €318 million will be available to borrow upon completion of our third quarter bank reporting requirements. Based on the results for September 30, 2009 and subject to the completion of third quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.81x,(11) and (ii) the

ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.78x.(11)

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at September 30, 2009:

		As of September 30, 2009
Facility	Final maturity	Interest rate		Facility amount(12)	Unused borrowing capacity	Carrying value(13)
				in millions

Facility I	April 1, 2010	E + 2.50%		€48	€48	€—
Facility L	July 3, 2012	E + 2.25%		€160	160	—
Facility M	Dec. 31, 2014(14)	E + 2.00%		€954	—	954
Facility N	Dec. 31, 2014(14)	L + 1.75%		$1,400	—	956
Facility O	July 31, 2013	SR + 2.75	%(15)	HUF 5,963 / PLN 115	—	50
Facility P	Sept. 2, 2013	L + 2.75%		$512	—	349
Facility Q	July 31, 2014(16)	E + 2.75%		€372	230	142
Facility R	Dec. 31, 2015(16)	E + 3.25%		€263	—	263
Facility S	Dec. 31, 2016(17)	E + 3.75%		€1,700	—	1,700
Facility T	Dec. 31, 2016(17)	L + 3.50%		$816	18	533
Facility U	Dec. 31, 2017(18)	E + 4.00%		€1,236	—	1,236

Total					€456	€6,183

Disposition of UPC Slovenia

On July 15, 2009, one of our subsidiaries sold 100% of its interest in UPC Slovenia to Mid Europa Partners for a cash purchase price of €119.5 million, before working capital adjustments.

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of September 30, 2009, UPC Holding operated state-of-the-art networks in Europe and Chile, serving 10 million customers in 10 countries.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our 2009 outlook, including our rebased operating cash flow growth in the fourth quarter, our future growth prospects, and our liquidity and access to capital markets, including our borrowing availability; the timing and impact of our roll-out of advanced products and services, including the success of our EuroDOCSIS 3.0 deployment and our digital cable growth opportunity; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of UPC Holding’s services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. UPC Holding expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in UPC Holding’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

UPC Holding is required under the terms of the indentures for its Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding B.V. (“UPC Broadband Holding”), a wholly-owned subsidiary of UPC Holding, is a borrower and UPC Holding is a guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding Bank Facility”) which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its September 30, 2009 results. The financial information contained herein is preliminary and subject to change. UPC Holding presently expects to issue its unaudited condensed consolidated financial statements prior to the end of November 2009, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1 303.220.6693	Bert Holtkamp	+31 20.778.9447
Molly Bruce	+1 303.220.4202
K.C. Dolan	+1 303.220.6686

(1)          UPC Slovenia was sold on July 15, 2009 and we have treated UPC Slovenia as a discontinued operation in our condensed consolidated financial statements. Thus, the results of operations and cash flows of UPC Slovenia have been reclassified to discontinued operations for all periods presented. Additionally, we are reporting subscriber metrics excluding the impact of this discontinued operation.

(2)          Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

(3)          Please see page 10 for our definition of operating cash flow and a reconciliation to operating income.

(4)          For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2009, we have adjusted our historical 2008 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 and 2009 in the respective 2008 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2009 results and (ii) reflect the translation of our 2008 rebased amounts at the applicable average exchange rates that were used to translate our 2009 results. Please see page 7 for supplemental information.

(5)          OCF margin is calculated by dividing OCF by total revenue for the applicable period.

(6)          Advanced services represent our services related to digital video, including digital cable and direct-to-home (“DTH”), broadband internet and telephony.

(7)          ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. ARPU or ARPU per RGU refers to the average monthly subscription revenue per average RGU. In both cases, the amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships or RGUs, as the case may be, for the period. The growth rate for ARPU per customer relationship for UPC is not adjusted for currency impacts unless otherwise noted.

(8)          Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

(9)          An amount equal to the outstanding principal and interest balance due under the VTR Bank Facility is held in a cash collateral account that is reflected as restricted cash in our consolidated balance sheet.

(10)    Of this amount, €315 million and €331 million of restricted cash as of September 30, 2009 and June 30, 2009, respectively, relates to our VTR Bank Facility.

(11)    Our covenant calculations are based on debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

(12)    Amounts represent total third-party commitments at September 30, 2009 without giving effect to discounts. Certain of the originally committed amounts under Facilities I, L, M and N have been novated to Liberty Global Europe B.V. and accordingly, such amounts are not included in the table.

(13)    The Facility T amount includes the impact of discounts.

(14)    The final maturity date for Facilities M and N is the earlier of (i) December 31, 2014 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due 2014 fall due, if such Senior Notes have not been repaid, refinanced or redeemed prior to such date.

(15)    SR refers to the specified percentage rate per annum determined by the Polish Association of Banking Dealers — Forex Poland or the National Bank of Hungary, as appropriate for the relevant period.

(16)    The final maturity dates for Facilities Q and R are the earlier of (i) July 31, 2014 and December 31, 2015, respectively, and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due 2014 fall due, if such Senior Notes have not been repaid, refinanced or redeemed prior to such date.

(17)    The final maturity date for Facilities S and T will be the earlier of (i) December 31, 2016 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due 2014 fall due, if, on such date, such notes are outstanding in an aggregate principal amount of €250 million or more.

(18)    The final maturity date for Facility U is the earlier of (i) December 31, 2017 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due 2014 fall due, if, on such date, such notes are outstanding in an aggregate principal amount of €250 million or more.

Revenue and Operating Cash Flow

The following tables present preliminary revenue and operating cash flow by reportable segment for the three and nine months ended September 30, 2009, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business communications services. At September 30, 2009, our operating segments in UPC Holding provided services in ten countries, consisting of our UPC Broadband Division in Europe and VTR in Chile. Other Central and Eastern Europe segment includes our operating segments in the Czech Republic, Poland, Romania and Slovakia.

During the first quarter of 2009, we changed our reporting such that we no longer include video-on-demand costs within the central and corporate operations category of UPC. Instead, we present these costs within the individual operating segments of UPC. Segment information for all periods presented has been recast to reflect the reclassification of these costs. Additionally, our reportable segments have been reclassified for all periods to present UPC Slovenia as a discontinued operation. Previously, UPC Slovenia was included in our Other Central and Eastern Europe segment. We present only the reportable segments of our continuing operations in the following tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2009, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2008 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 and 2009 in our rebased amounts for the three and nine months ended September 30, 2008 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2009 and (ii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2008 at the applicable average exchange rates that were used to translate our results for the three and nine months ended September 30, 2009. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended September 30, 2008 include one small acquisition in Europe. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the nine months ended September 30, 2008 include four small acquisitions in Europe. We have reflected the revenue and OCF of these acquired entities in our 2008 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between generally accepted accounting principles in the U.S. (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2008 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2008 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2009 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2008. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s September 30, 2009 unaudited condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency translation effects (FX), and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	€	%	%	Rebased %
	in millions
UPC Broadband Division:
The Netherlands	€201.6	€197.9	€3.7	1.9%	1.9%	—
Switzerland	181.0	170.3	10.7	6.3%	0.3%	—
Austria	86.2	90.5	(4.3)	(4.8)%	(4.8)%	—
Ireland	61.6	60.6	1.0	1.7%	1.7%	—
Total Western Europe	530.4	519.3	11.1	2.1%	0.2%	0.2%
Hungary	59.2	73.2	(14.0)	(19.1)%	(7.2)%	—
Other Central and Eastern Europe	144.8	156.7	(11.9)	(7.6)%	6.8%	—
Total Central and Eastern Europe	204.0	229.9	(25.9)	(11.3)%	2.4%	1.9%
Central and corporate operations	1.4	1.7	(0.3)	(17.6)%	(17.6)%	—
Total UPC Broadband Division	735.8	750.9	(15.1)	(2.0)%	0.8%	0.6%
VTR (Chile)	125.7	119.8	5.9	4.9%	5.5%	5.5%
Total UPC Holding	€861.5	€870.7	€(9.2)	(1.1)%	1.4%	1.3%

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	€	%	%	Rebased %
	in millions
UPC Broadband Division:
The Netherlands	€609.7	€597.4	€12.3	2.1%	2.1%	—
Switzerland	545.9	510.3	35.6	7.0%	0.5%	—
Austria	260.8	275.8	(15.0)	(5.4)%	(5.4)%	—
Ireland	184.6	180.7	3.9	2.2%	2.2%	—
Total Western Europe	1,601.0	1,564.2	36.8	2.4%	0.2%	0.2%
Hungary	176.0	209.3	(33.3)	(15.9)%	(3.7)%	—
Other Central and Eastern Europe	418.2	454.7	(36.5)	(8.0)%	6.0%	—
Total Central and Eastern Europe	594.2	664.0	(69.8)	(10.5)%	2.9%	2.3%
Central and corporate operations	3.9	4.7	(0.8)	(17.0)%	(17.0)%	—
Total UPC Broadband Division	2,199.1	2,232.9	(33.8)	(1.5)%	1.0%	0.7%
VTR (Chile)	371.9	368.8	3.1	0.8%	7.2%	7.2%
Total UPC Holding	€2,571.0	€2,601.7	€(30.7)	(1.2)%	1.9%	1.6%

Operating Cash Flow

	Three months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	€	%	%	Rebased %
	in millions
UPC Broadband Division:
The Netherlands	€122.2	€115.4	€6.8	5.9%	5.9%	—
Switzerland	103.2	91.6	11.6	12.7%	6.4%	—
Austria	44.9	47.0	(2.1)	(4.5)%	(4.5)%	—
Ireland	24.4	23.6	0.8	3.4%	3.4%	—
Total Western Europe	294.7	277.6	17.1	6.2%	4.1%	4.1%
Hungary	29.2	38.4	(9.2)	(24.0)%	(12.5)%	—
Other Central and Eastern Europe	78.4	84.4	(6.0)	(7.1)%	7.3%	—
Total Central and Eastern Europe	107.6	122.8	(15.2)	(12.4)%	1.1%	0.6%
Central and corporate operations	(33.9)	(35.3)	1.4	4.0%	3.0%	—
Total UPC Broadband Division	368.4	365.1	3.3	0.9%	3.8%	3.8%
VTR (Chile)	52.2	48.0	4.2	8.8%	8.9%	8.9%
Total	€420.6	€413.1	€7.5	1.8%	4.4%	4.4%

	Nine months ended September 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	€	%	%	Rebased %
	in millions
UPC Broadband Division:
The Netherlands	€356.1	€334.0	€22.1	6.6%	6.6%	—
Switzerland	305.1	267.7	37.4	14.0%	7.1%	—
Austria	132.7	141.3	(8.6)	(6.1)%	(6.1)%	—
Ireland	73.8	69.0	4.8	7.0%	7.0%	—
Total Western Europe	867.7	812.0	55.7	6.9%	4.6%	4.6%
Hungary	87.9	107.7	(19.8)	(18.4)%	(6.4)%	—
Other Central and Eastern Europe	216.0	236.8	(20.8)	(8.8)%	5.0%	—
Total Central and Eastern Europe	303.9	344.5	(40.6)	(11.8)%	1.4%	0.7%
Central and corporate operations	(104.9)	(110.6)	5.7	5.2%	3.8%	—
Total UPC Broadband Division	1,066.7	1,045.9	20.8	2.0%	4.4%	4.4%
VTR (Chile)	150.7	150.9	(0.2)	(0.1)%	6.1%	6.1%
Total	€1,217.4	€1,196.8	€20.6	1.7%	4.6%	4.6%

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, related-party fees and allocations, depreciation and amortization, and impairment, restructuring and other operating charges or credits). Other operating charges or credits include gains and losses on the disposition of long-lived assets and due diligence, legal, advisory and other third-party costs directly related to our efforts to acquire controlling interests in entities. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of UPC Holding’s total segment operating cash flow to operating income is presented below.

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	in millions
Total segment operating cash flow	€420.6	€413.1	€1,217.4	€1,196.8
Stock-based compensation expense	(10.9)	(10.4)	(23.4)	(28.6)
Related-party fees and allocations, net	4.5	7.4	15.1	15.5
Depreciation and amortization	(265.6)	(269.2)	(790.9)	(810.7)
Impairment, restructuring and other operating charges (credits), net*	0.4	(1.0)	(89.1)	(5.9)
Operating income	€149.0	€139.9	€329.1	€367.1

*      During the second quarter of 2009, we recorded an €85 million charge to impair a portion of the goodwill associated with our Romanian operating segment.

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the indicated periods:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	in millions
UPC Broadband Division:
The Netherlands	€32.9	€36.0	€75.0	€102.3
Switzerland	44.6	48.0	147.5	122.5
Austria	16.4	19.2	55.9	49.9
Ireland	23.1	18.2	73.4	52.9
Total Western Europe	117.0	121.4	351.8	327.6
Hungary	7.3	13.6	35.1	51.1
Other Central and Eastern Europe	45.0	56.9	123.5	153.3
Total Central and Eastern Europe	52.3	70.5	158.6	204.4
Corporate and other operations	16.5	19.0	47.5	55.3
Total UPC Broadband Division	185.8	210.9	557.9	587.3
VTR (Chile)	24.8	36.0	91.2	96.1
Total UPC Holding	€210.6	€246.9	€649.1	€683.4

Operating Data Table

	Operating Data — September 30, 2009 - UPC Holding B.V. Consolidated
					Video					Internet		Telephony
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers(10)	Homes Serviceable(11)	Subscribers(12)
UPC Broadband Division:
The Netherlands(13)	2,756,600	2,649,800	1,968,600	3,272,300	1,255,300	710,700	—	—	1,966,000	2,649,800	707,900	2,603,100	598,400
Switzerland(13)	1,983,300	1,629,000	1,590,300	2,344,600	1,192,100	362,300	—	—	1,554,400	1,979,500	485,100	1,977,000	305,100
Austria	1,157,500	1,157,500	721,000	1,238,600	323,600	217,600	—	—	541,200	1,157,500	424,300	1,157,500	273,100
Ireland	876,400	572,000	537,000	697,800	169,600	263,500	—	76,800	509,900	572,000	134,900	473,100	53,000
Total Western Europe	6,773,800	6,008,300	4,816,900	7,553,300	2,940,600	1,554,100	—	76,800	4,571,500	6,358,800	1,752,200	6,210,700	1,229,600
Hungary	1,229,400	1,209,500	905,300	1,369,700	476,600	140,600	182,900	—	800,100	1,209,500	325,100	1,211,900	244,500
Romania	2,070,500	1,732,000	1,237,300	1,638,200	872,800	202,900	161,600	—	1,237,300	1,606,600	256,400	1,544,800	144,500
Poland	2,013,100	1,859,100	1,081,500	1,619,800	819,500	193,900	—	—	1,013,400	1,859,100	437,800	1,858,200	168,600
Czech Republic	1,313,200	1,203,400	771,700	1,137,800	171,500	361,600	107,600	—	640,700	1,203,400	344,900	1,199,300	152,200
Slovakia	489,400	430,900	286,700	365,200	189,700	53,800	31,100	4,300	278,900	393,000	59,800	393,000	26,500
Total Central and Eastern Europe	7,115,600	6,434,900	4,282,500	6,130,700	2,530,100	952,800	483,200	4,300	3,970,400	6,271,600	1,424,000	6,207,200	736,300
Total UPC Broadband Division	13,889,400	12,443,200	9,099,400	13,684,000	5,470,700	2,506,900	483,200	81,100	8,541,900	12,630,400	3,176,200	12,417,900	1,965,900

VTR (Chile)	2,597,000	1,933,400	1,051,000	2,164,500	389,700	509,000	—	—	898,700	1,933,400	645,900	1,920,500	619,900

Total UPC Holding B.V.	16,486,400	14,376,600	10,150,400	15,848,500	5,860,400	3,015,900	483,200	81,100	9,440,600	14,563,800	3,822,100	14,338,400	2,585,800

Footnotes to Operating Data Table:

(1)             Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)             Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in some cases, telephony services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)             Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g. primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)             Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g. VIP subscribers, free service to employees) are not counted as RGUs.

(5)             Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 464,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)             Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber.  As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include 41,400 of these subscribers in the Digital Cable Subscribers reported for Cablecom.  Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)             DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)             MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)             Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer or building owner. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)        Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 78,800 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks.  Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11)     Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer or building owner. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)        Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 46,000 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)        Pursuant to service agreements, Cablecom and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if there is a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the applicable service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. At September 30, 2009, Cablecom’s partner networks account for 83,600 Customer Relationships, 120,100 RGUs, 47,600 Digital Cable Subscribers, 350,600 Internet Homes Serviceable, 348,100 Telephony Homes Serviceable, 44,100 Internet Subscribers, and 28,400 Telephony Subscribers. In addition, partner networks account for 460,200 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our September 30, 2009 subscriber table.

Additional General Notes to Tables:

With respect to Chile, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process.  We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported.  Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.